Exhibit 99.1

FOR RELEASE:	November 15, 2010

Contact:	Douglas J. Glenn Executive Vice President, General Counsel and Chief Operating Officer (757) 217-3634
HAMPTON ROADS BANKSHARES ANNOUNCES COMMENCEMENT
OF $40 MILLION COMMON STOCK RIGHTS OFFERING
     Norfolk, Virginia, November 15, 2010: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that it had commenced a $40 million common stock rights offering (the “Rights Offering”). Shareholders who owned common shares of the Company at the close of business on September 29, 2010, including those holders of Series A and B preferred shares of the Company who tendered such shares in exchange offers required to be conducted under the terms of the agreements governing the Company’s $255 million private placement of common stock (the “Private Placement”), will receive at no charge a non-transferable right to purchase newly-issued common shares in the Rights Offering.
     The Company will issue up to 100,000,000 common shares in the Rights Offering at a price of $0.40 per share, the same price paid by the institutional investors participating in the Private Placement. Eligible shareholders may exercise the rights to purchase 2.2698 newly-issued shares for each common share owned. To the extent that some eligible shareholders do not participate in the Rights Offering, or choose to purchase less than their full allocation of shares, the remaining shares will be available for purchase by other eligible shareholders.
     The Rights Offering will expire at 5:00 p.m. Eastern time on December 10, 2010. In the event that the Rights Offering is not fully subscribed, institutional investors participating in the Private Placement have agreed to purchase those shares of common stock not purchased in the Rights Offering, provided that certain conditions are met.
     On September 30, 2010, the Company closed on $235 million of the Private Placement. The Company expects to close on the remaining $20 million of the Private Placement and issue an additional 50,000,000 common shares promptly following the closing of the Rights Offering and before the end of the fourth quarter.
     The Company plans to use the proceeds of the Rights Offering to make capital contributions to its subsidiary banks and for other corporate purposes.
Additional Information
     The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission containing a prospectus with respect to the Rights Offering. The registration statement became effective on November 15, 2010.
     The Rights Offering will be made only by means of the final prospectus related to the Rights Offering, which was also filed on November 15, 2010. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Caution about Forward-Looking Statements
     Certain information contained in this discussion may include “forward-looking statements.” These forward-looking statements relate to the Company’s plans for raising capital, including the transactions described in this press release, and timing of the second closing on the Private Placement, as well as the commencement, closing and proceeds of the Rights Offering. There can be no assurance that the Company will be able to close on the transactions described herein. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the transactions announced today and other aspects of our recapitalization and recovery plans including, the Rights Offering. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in (i) the Company’s final prospectus related to the Rights Offering, (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, (iii) the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and other filings with the Securities and Exchange Commission.
About Hampton Roads Bankshares
     Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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